EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of American Banknote Corporation on Form S-3 of our report dated February 21, 1997, appearing in the Annual Report on Form 10-K of American Banknote Corporation for the year ended December 31, 1996, as amended on Form 10-K/A, and to the reference to us under the heading "Experts" which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
January 9, 1998